Exhibit 5.1

[Letterhead of Legal & Compliance, LLC]

April 7 , 2017

IEG Holdings Corporation

6160 West Tropicana Ave.

Suite E-13

Las Vegas, NV 89103

RE: Registration Statement on Form S-4 (No. 333-215442)

Ladies and Gentlemen:

We have acted as counsel to IEG Holdings Corporation, a Florida corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to an offering of up to 134,954,460 shares of common stock, $0.001 par value per share (the “Shares”), as set forth in the Registration Statement.

For the purposes of giving this opinion, we have examined the Registration Statement and the amended and restated certificate of incorporation and bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares are or will be, upon issuance, legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission (the “Commission”) and the Shares have been issued in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

We do not express any opinion with respect to any law other than the State of Florida. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

Legal& Compliance, LLC

By:	/s/ Laura Anthony
Laura Anthony, Esq.